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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant   [_]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by Rule 14a-6(e)(2))
[_]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-12

SCHOLASTIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Scholastic 557 Broadway, New York, NY 10012-3999 (212) 343-6100
www.scholastic.com

SCHOLASTIC CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Holders of Class A Stock and Common Stock:

The Annual Meeting of Stockholders of Scholastic Corporation (the “Company”) will be held at the Company’s corporate headquarters located at 557 Broadway, New York, New York on Wednesday, September 20, 2006, at 9:00 a.m., local time, for the following purposes:

Matters to be voted upon by holders of the Class A Stock

1.	Electing eight directors to the Board of Directors.

2.	Approving an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A Stock of the Company.

3.	Approving an amendment to the Scholastic Corporation 2004 Class A Stock Incentive Plan.

Matters to be voted upon by holders of the Common Stock

     1.      Electing two directors to the Board of Directors.

In addition to the foregoing purposes, such other business may be transacted as may properly come before the meeting and any adjournments thereof.

A proxy statement describing the matters to be considered at the Annual Meeting of Stockholders is attached to this notice. Only stockholders of record of the Class A Stock and the Common Stock at the close of business on July 26, 2006 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

We hope that you will be able to attend the meeting. Whether or not you plan to be present at the meeting, we urge you to vote your shares promptly. You can vote your shares in three ways: (i) via the Internet at the website indicated on your proxy card; (ii) via telephone by calling the toll free number on your proxy card; or (iii) by returning the enclosed proxy card.

By order of the Board of Directors

Paul Marcotrigiano
Secretary
August 21, 2006

TABLE OF CONTENTS

Solicitation of Proxies		1
General Information		1
Voting Securities of the Company		2
Principal Holders of Class A Stock and Common Stock		3
Change of Control Arrangements		5
Section 16(a) Beneficial Ownership Reporting Compliance		5
Share Ownership of Management		6
Executive Compensation		8
Summary Compensation Table		8
Option Grants in Fiscal 2006		9
Aggregated Option Exercises in Fiscal 2006 and 2006 Fiscal Year-End
Option Values		10
Pension Plan		11
Employment and Severance Agreements		12
The Human Resources and Compensation Committee’s Report on
Executive Compensation		12
Stock Price Performance Graph		17
Matters Submitted to Stockholders		18
• Election of Directors		18
Nominees for Election by Holders of Class A Stock		19
Nominees for Election by Holders of Common Stock		19
Meetings of the Board and its Committees		21
Corporate Governance		24
Director Compensation		26
Certain Relationships		27
• Approval of an amendment to the Company’s Amended and Restated Certificate of
Incorporation		27
• Approval of an amendment to the Scholastic Corporation 2004 Class A
Stock Incentive Plan		29
Equity Compensation Plan Information		33
Independent Registered Public Accountants		33
Audit Committee’s Report		34
Stockholder Proposals for 2007 Annual Meeting		35
Other Matters		35
Appendix A:	Scholastic Corporation Audit Committee Charter
Appendix B:	Amendment to the Scholastic Corporation Amended and Restated Certificate of
Incorporation
Appendix C:	Amendment to the Scholastic Corporation 2004 Class A Stock Incentive Plan

SCHOLASTIC CORPORATION
557 Broadway
New York, New York 10012-3999
________________________
PROXY STATEMENT
________________________
ANNUAL MEETING OF STOCKHOLDERS
September 20, 2006
________________________

SOLICITATION OF PROXIES

General Information

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Scholastic Corporation, a Delaware corporation (the “Company”), to be voted at its Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 557 Broadway, New York, New York at 9:00 a.m., local time, on Wednesday, September 20, 2006, and at any adjournments thereof.

     Shares represented by each proxy properly submitted, either by mail, the internet or telephone as indicated on the enclosed form of proxy, will be voted in accordance with the instructions indicated on such proxies unless revoked. A stockholder may revoke a proxy at any time before it is exercised by: (i) filing with the Secretary of the Company a written revocation thereof or a duly executed proxy bearing a later date, (ii) providing subsequent telephone or internet voting instructions or (iii) voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to the attention of Paul Marcotrigiano, Secretary, Scholastic Corporation, 557 Broadway, New York, New York 10012-3999. If no instructions are specified, your shares will be voted: (i) FOR the election of the directors indicated; (ii) in the case of the Class A stockholders, FOR the approval of Proposals 2 and 3; and (iii) in the discretion of the proxy holders, if any other matter properly comes before the Annual Meeting.

     This proxy statement and the accompanying form of proxy, together with the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006, are being mailed to stockholders on or about August 21, 2006.

     The cost of soliciting proxies will be borne by the Company. Solicitation other than by mail may be made personally or by telephone, facsimile or e-mail by regularly employed officers and employees who will not be additionally compensated for such solicitation. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.

Voting Securities of the Company

     Only holders of record of the Company’s Class A Stock, $0.01 par value (“Class A Stock”), and Common Stock, $0.01 par value (“Common Stock”), at the close of business on July 26, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 1,656,200 shares of Class A Stock and 40,355,315 shares of Common Stock.

     The Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) provides that, except as otherwise provided by law, the holders of shares of Class A Stock, voting as a class, have the right: (i) to fix the size of the Board so long as it does not consist of less than three nor more than 15 directors, (ii) to elect all the directors, subject to the right of the holders of shares of Common Stock, voting as a class, to elect such minimum number of the members of the Board as shall equal at least one-fifth of the members of the Board, and (iii) to exercise, exclusive of the holders of the shares of Common Stock, all other voting rights of stockholders of the Company. The Certificate also provides that, except as otherwise provided by law, the voting rights of the holders of shares of Common Stock are limited to the right, voting as a class, to elect such minimum number of the members of the Board as shall equal at least one-fifth of the members of the Board.

     Each share of Class A Stock and Common Stock is entitled to one vote. No holders of either class of stock have cumulative voting rights. At the Annual Meeting, the holders of the Class A Stock will vote on the election of eight members of the Board and the holders of the Common Stock will vote on the election of two members of the Board. The other proposals set forth in the notice attached to this proxy statement for consideration at the Annual Meeting will be voted on by the holders of the Class A Stock. If any other matters were to properly come before the Annual Meeting, they would be voted on by the holders of the Class A Stock.

     The vote required for each proposal is specified in the description of such proposal. In the election of directors, withheld votes and abstentions have no effect on the vote. Under the Company’s Bylaws, for the purpose of determining whether a proposal has received the required vote, abstentions will not be considered as votes cast and will have no effect. Because none of the shares of Class A Stock are held by brokers, the effect of broker non-votes is not applicable in the case of the Class A Stock. Because the only proposal before the holders of Common Stock is the election of two directors, the effect of broker non-votes is not applicable in the case of the Common Stock.

Principal Holders of Class A Stock and Common Stock

     The following sets forth information regarding persons who, to the best of the Company’s knowledge, beneficially owned five percent or more of the Class A Stock or the Common Stock outstanding on the Record Date. Under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), a person who directly or indirectly has, or shares, voting power or investment power with respect to a security is considered a beneficial owner of such security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

	Class A Stock		Common Stock

	Amount and Nature		Amount and Nature
	of Beneficial		of Beneficial
Name and Address	Ownership	Percent of	Ownership		Percent of
of Beneficial Owner	(1)	Class	(2)		Class

Richard Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	2,322,200	100%	6,788,447	(3)	15.6%

Barbara Robinson Buckland
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	27.9%	2,504,212		6.1%

Mary Sue Robinson Morrill
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	765,296	33.0%	3,263,468	(4)	7.9%

William W. Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	27.9%	2,589,315	(5)	6.3%

Trust under the Will of
Maurice R. Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	648,620	27.9%	2,331,712		5.7%

Trust under the Will of
Florence L. Robinson
c/o Scholastic Corporation
557 Broadway
New York, NY 10012	116,676	5.0%	466,676		1.2%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	—	—	2,981,835	(6)	7.4%

(1)
Each of Richard Robinson, Barbara Robinson Buckland, Mary Sue Robinson Morrill, William W. Robinson and the Maurice R. Robinson Trust have filed Statements on Schedule 13G with the SEC (the “13G Filings”) regarding their beneficial ownership of Common Stock. Richard Robinson, Chairman of the Board, President and Chief Executive Officer of the Company, and Barbara Robinson Buckland, Mary Sue Robinson Morrill and William W. Robinson, all of whom are siblings of Richard Robinson, are trustees of the Trust under the Will of Maurice R. Robinson (the “Maurice R. Robinson Trust”), with shared voting and investment power with respect to the shares owned by the Maurice R. Robinson Trust. Under the terms of the Maurice R. Robinson Trust, the vote of a majority of the trustees is required to vote or direct the disposition of the shares held by the Maurice R. Robinson Trust. In addition, Richard Robinson and Mary Sue Robinson Morrill are the co-trustees of the Trust under the Will of Florence L. Robinson (the “Florence L. Robinson Trust”), with shared voting and investment power with respect to the shares owned by the Florence L. Robinson Trust. Any acts by the Florence L. Robinson Trust require the approval of each Trustee. Each such trust directly owns the shares attributed to it in the table and each person listed herein as a trustee of such trust is deemed to be the beneficial owner of the shares directly owned by such trust. Based on their 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Class A Stock by the following persons is: Richard Robinson—1,556,904 shares (sole voting and investment power), which includes 666,000 shares issuable under options to purchase Class A Stock (“Class A Options”) held by Mr. Robinson, and 765,296 shares (shared voting and investment power); Barbara Robinson Buckland—648,620 shares (shared voting and investment power); Mary Sue Robinson Morrill—765,296 shares (shared voting and investment power); William W. Robinson—648,620 shares (shared voting and investment power); Maurice R. Robinson Trust—648,620 shares (sole voting and investment power); and Florence L. Robinson Trust—116,676 shares (sole voting and investment power).

(2)
The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis. The number of shares of Common Stock and percentage of the outstanding shares of Common Stock for each beneficial owner of Class A Stock assumes the conversion of such holder’s shares of Class A Stock (including the 666,000 shares issuable under Class A Options, in the case of Mr. Robinson) into shares of Common Stock. Based on their 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of Common Stock by the following holders is: Richard Robinson— 3,911,953 shares (sole voting and investment power), which includes the 666,000 shares under Class A Options held by Mr. Robinson, and 2,876,494 shares (shared voting and investment power); Barbara Robinson Buckland—172,500 shares (sole voting and investment power) and 2,331,712 shares (shared voting and investment power); Mary Sue Robinson Morrill— 3,263,468 shares (shared voting and investment power); William W. Robinson—244,613 shares (sole voting and investment power) and 2,344,702 shares (shared voting and investment power); Maurice R. Robinson Trust—2,331,712 shares (sole voting and investment power); and Florence L. Robinson Trust—466,676 shares (sole voting and investment power).

(3)
Includes 2,322,200 shares of Common Stock issuable on conversion of the Class A Stock (including the 666,000 shares issuable under Class A Options) described in Notes 1 and 2 above; 1,106,576 shares of Common Stock held directly by Richard Robinson; 350,000 shares of Common Stock held pursuant to a variable pre-paid forward stock sale (the “VPF”), which allows Mr. Robinson to retain all increases in the share price up to 50% and, at an agreed upon future delivery date, to elect to retain these shares and settle the VPF with cash rather than selling the shares; 849,787 shares of Common Stock under options held by Mr. Robinson; 3,814 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2006 under the Scholastic Corporation 401(k) Savings and Retirement Plan (the “401(k) Plan”); 1,683,092 shares of Common Stock owned by the Maurice R. Robinson Trust; 350,000 shares of Common Stock owned by the Florence L. Robinson Trust; 7,594 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 4,212 shares of Common Stock owned directly by his sons; 73,894 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund; and 37,278 shares of Common Stock underlying restricted stock units (“RSUs”) vested or vesting within 60 days held under the Scholastic Corporation Management Stock Purchase Plan (the “MSPP”), as more fully described herein. Does not include 3,263 unvested RSUs held under the MSPP.

(4)	Does not include an aggregate of 212,896 shares of Common Stock held under Trusts for which Ms. Morrill’s spouse and sister are trustees, as to which Ms. Morrill disclaims beneficial ownership.

(5)	Does not include 25,000 shares of Common Stock held under Trusts for which Mr. William Robinson’s spouse is a trustee, as to which Mr. Robinson disclaims beneficial ownership.

(6)
The information for T. Rowe Price Associates, Inc. (“Price Associates”) is derived from a Schedule 13G, dated February 14, 2006, filed with the SEC. These securities are owned by various individual and institutional investors, as to which Price Associates serves as investment adviser with the sole power to direct investments with regard to all such shares and the sole power to vote 315,900 of such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Change of Control Arrangements

     Pursuant to an agreement dated July 23, 1990 between the Maurice R. Robinson Trust and Richard Robinson, the Maurice R. Robinson Trust has agreed that if it receives an offer from any person to purchase any or all of the shares of Class A Stock owned by the Maurice R. Robinson Trust and it desires to accept such offer, Richard Robinson shall have the right of first refusal to purchase all, but not less than all, of the shares of Class A Stock that such person has offered to purchase for the same price and on the same terms and conditions offered by such person. In the event Richard Robinson does not elect to exercise such option, the Maurice R. Robinson Trust shall be free to sell such shares of Class A Stock in accordance with the offer it has received. In addition, if Richard Robinson receives an offer from any person to purchase any or all of his shares of Class A Stock and the result of that sale would be to transfer to any person other than Richard Robinson or his heirs voting power sufficient to enable such other person to elect the majority of the Board, either alone or in concert with any person other than Richard Robinson, his heirs or the Maurice R. Robinson Trust (a “Control Offer”), and Mr. Robinson desires to accept the Control Offer, the Maurice R. Robinson Trust shall have the option to sell any or all of its shares of Class A Stock to the person making the Control Offer at the price and on the terms and conditions set forth in the Control Offer. If the Maurice R. Robinson Trust does not exercise its option, Mr. Robinson shall be free to accept the Control Offer and to sell his shares of Class A Stock in accordance with the terms of the Control Offer. If the Maurice R. Robinson Trust exercises its option, Mr. Robinson cannot accept the Control Offer unless the person making the Control Offer purchases the shares of Class A Stock that the Maurice R. Robinson Trust has elected to sell.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires directors, executive officers and persons who are the beneficial owners of more than 10% of the Common Stock and Class A Stock to file reports of their ownership and changes in ownership of the Company’s equity securities with the SEC. The reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16 reports they file. Based on a review of the copies of such forms furnished to the Company and other written representations that no other reports were required during the fiscal year ended May 31, 2006, the Company believes its directors, executive officers and greater than ten percent beneficial owners timely filed all Section 16(a) reports required during such fiscal year, except that Mr. Charles Deull, Ms. Beth Ford, Ms. Deborah Forte, Ms. Karen Maloney, Ms. Heather Myers and Mr. Hugh Roome, executive officers of the Company during the year, did not file timely reports regarding withholding of shares for the payment of taxes for restricted stock units (“SUs”) that vested on September 21, 2005 pursuant to the Scholastic Corporation 2001 Stock Incentive Plan (the “2001 SIP”). In addition, Mr. Hugh Roome did not file a timely report regarding withholding of shares for the payment of taxes with respect to the conversion to Common Stock of RSUs held under the MSPP upon the expiration of the related deferral period on September 1, 2005. These reports were filed promptly after the omissions were discovered.

Share Ownership of Management

     On the Record Date, each director, director nominee and Named Executive reported under the caption “Executive Compensation” and all directors and executive officers as a group beneficially owned shares of the Class A Stock and Common Stock as follows:

	Class A Stock			Common Stock

				Amount and
				Nature of
	Amount and Nature of		Percent	Beneficial		Percent
	Beneficial Ownership		of	Ownership		of
Name	(1)		Class	(1)		Class

Directors

Richard Robinson	2,322,200	(2)	100%	6,788,447	(3)	15.6%

Rebeca M. Barrera	—		—	37,504	(4)	*

Ramon C. Cortines	—		—	48,574	(5)	*

John L. Davies	—		—	36,000	(4)	*

Charles T. Harris III	—		—	38,258	(6)	*

Andrew S. Hedden	—		—	2,000	(7)	*

Mae C. Jemison	—		—	53,004	(8)	*

Peter M. Mayer	—		—	58,000	(9)	*

John G. McDonald	—		—	55,004	(10)	*

Augustus K. Oliver	—		—	56,574	(10)	*

Richard M. Spaulding	—		—	221, 030	(11)	*

Named Executive Officers

Richard Robinson	2,322,200	(2)	100%	6,788,447	(3)	15.6%

Lisa A. Holton	—		—	101,244	(12)	*

Deborah A. Forte	—		—	282,706	(13)	*

Margery A. Mayer	—		—	247,301	(14)	*

Mary A. Winston	—		—	75,759	(15)	*

All directors and executive officers as a group
(23 persons including those named above)	2,322,200	(2)	100%	9,038, 586	(16)	19.9%

*	Less than 1.0%

(1)	Except as indicated in the notes below, each person named has sole voting and investment power with respect to the shares shown opposite his or her name.

(2)
Includes 890,904 shares of Class A Stock held directly by Richard Robinson, 648,620 shares of Class A Stock owned by the Maurice R. Robinson Trust, 116,676 shares of Class A Stock owned by the Florence L. Robinson Trust and 666,000 shares of Class A Stock subject to Class A Options held by Mr. Robinson. See the information with respect to Richard Robinson under “Principal Holders of Class A Stock and Common Stock” above. The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis.

(3)
Includes 2,322,200 shares of Common Stock issuable on conversion of the Class A Stock (including 666,000 shares issuable under Class A Options) described in Note 2 above; 1,106,576 shares of Common Stock held directly by Richard Robinson; 350,000 shares of Common Stock held pursuant to the VPF (a variable prepaid forward stock sale); 849,787 shares of Common Stock under options held by Mr. Robinson; 37,278 shares of Common Stock underlying RSUs vested or vesting within 60 days held under the MSPP; 3,814 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2006 under the 401(k) Plan; 1,683,092 shares of Common Stock owned by the Maurice R. Robinson Trust; 350,000 shares of Common Stock owned by the Florence L. Robinson Trust; 7,594 shares of Common Stock for which Mr. Robinson is custodian under a custodial account for one of his sons; 4,212 shares of Common Stock owned directly by his sons; and 73,894 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 3,263 unvested RSUs held under the MSPP.

(4)	Includes options under which such director may purchase 36,000 shares of Common Stock.

(5)	Includes options under which Mr. Cortines may purchase 48,000 shares of Common Stock.

(6)
Includes 2,858 shares of Common Stock held directly by Mr. Harris, 4,000 shares held through a limited partnership where Mr. Harris retains voting and dispositive power, 1,000 shares in a trust where Mr. Harris is the trustee, 400 shares in custodial accounts for his children and 30,000 shares under options held by him. Mr. Harris is not standing for reelection at the Annual Meeting; see Proposal 1- Election of Directors.

(7)	As a partner of a law firm that provides legal services to the Company, Mr. Hedden has declined all stock option awards otherwise available to him as a non-employee director.

(8)	Includes options under which Ms. Jemison may purchase 52,000 shares of Common Stock.

(9)	Includes 15,000 shares of Common Stock held directly by Mr. Mayer, 1,000 shares held through a pension plan in which he has an interest and 42,000 shares under options held by him.

(10)	Includes options under which such director may purchase 54,000 shares of Common Stock.

(11)
Includes 150,959 shares of Common Stock held directly by Mr. Spaulding, 58,086 shares under options held by him and 11,985 shares underlying RSUs vested or vesting within 60 days held under the MSPP. Does not include 3,119 unvested RSUs held under the MSPP.

(12)	Includes 1,244 shares of Common Stock held directly by Ms. Holton and 100,000 shares under options held by her. Does not include 6,000 unvested SUs under the 2001 SIP.

(13)
Includes 11,422 shares of Common Stock held directly by Ms. Forte, 258,040 shares under options held by her, 9,494 shares underlying RSUs vested or vesting within 60 days held under the MSPP and 3,750 shares underlying SUs scheduled to vest within 60 days under the 2001 SIP. Does not include 3,263 unvested RSUs held under the MSPP or 7,500 unvested SUs held under the 2001 SIP.

(14)
Includes 14,834 shares of Common Stock held directly by Ms. Mayer, 227,150 shares under options held by her and 5,317 shares underlying RSUs vested or vesting within 60 days held under the MSPP. Does not include 1,659 unvested RSUs held under the MSPP.

(15)	Includes 759 shares of Common Stock held directly by Ms. Winston and 75,000 shares of Common Stock under options held by her. Does not include 3,316 unvested RSUs held under the MSPP.

(16)
Includes an aggregate of 2,815,931 shares of Common Stock under options held by members of the group, an aggregate of 77,885 shares underlying RSUs vested or vesting within 60 days held under the MSPP, an aggregate of 9,633 shares with respect to which members of the group had voting rights at May 31, 2006 under the 401(k) Plan, an aggregate of 5,683 shares underlying SUs vesting within 60 days held under the 2001 SIP, and 2,322,200 shares of Common Stock issuable on the conversion of Class A Stock (including the 666,000 shares issuable under Class A Options). Does not include an aggregate of 38,294 unvested RSUs held under the MSPP or an aggregate of 25,617 unvested SUs held under the 2001 SIP.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation paid or accrued by the Company and its subsidiaries for services of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the “Named Executives”) in respect of the fiscal years ended May 31, 2006, 2005 and 2004:

Summary Compensation Table

								Long-Term
		Annual Compensation						Compensation Awards

						Other		Restricted	Securities	All Other
Name and Principal	Fiscal					Annual		Stock	Underlying	Compen-
Positions	Year	Salary		Bonus(1)		Compensation		Awards ($)	Options	sation(2)

Richard Robinson	2006	$861,194		$0		$247,592	(3)	$0	333,000 (4)	$6,650
Chairman of the Board,	2005	$844,560		$419,905		$89,500	(3)	$0	333,000 (4)	$6,150
President and CEO	2004	$838,828		$0		$84,500	(3)	$0	0	$6,200

Lisa A. Holton	2006	$600,000		$75,300		$0			$50,000	$3,350
EVP; President, Book Fairs	2005	$11,538	(5)	$100,000	(5)	$0		$297,040 (6)	50,000	$0
and Trade

Deborah A. Forte	2006	$610,056		$65,000		$26,128	(7)	$0	0	$6,650
EVP; President, Scholastic	2005	$592,287		$231,325		$6,652	(7)	$435,900 (6)	15,000	$6,350
Entertainment	2004	$576,947		$130,000		$0		$0	35,000	$6,200

Margery A. Mayer	2006	$565,385		$67,500		$9,789	(7)	$0	34,000	$4,804
EVP; President, Scholastic	2005	$482,691		$260,000		$6,905	(7)	$0	0	$4,188
Education	2004	$441,346		$135,000		$0		$0	85,000	$4,262

Mary A. Winston	2006	$550,765		$37,600		$33,259	(7)	$0	25,000	$3,321
EVP; Chief Financial Officer	2005	$532,912		$226,700	(8)	$313,292	(9)	$0	50,000	$3,149
	2004	$141,346	(8)	$85,000	(8)	$0		$0		$0

(1)
The amounts shown represent the full amount of the bonus actually awarded to the Named Executive with regard to the fiscal year, including amounts deferred at the executive’s election and invested in RSUs under the MSPP. Ms. Holton, Ms. Forte, Ms. Mayer and Ms. Winston elected to invest 20%, 25%, 20% and 50%, respectively, of fiscal 2006 bonus in RSUs under the MSPP; Mr. Robinson, Ms. Forte, Ms. Mayer and Ms. Winston elected to invest 100%, 30%, 10% and 50% of fiscal 2005 bonus in RSUs under the MSPP; and each of Ms. Forte and Ms. Mayer elected to invest 10% of fiscal 2004 bonus in RSUs under the MSPP.

(2)	The amounts shown reflect matching contributions made by the Company for the benefit of the Named Executive under the 401(k) Plan.

(3)
Of the amounts shown, $85,000, $85,000 and $80,000 for fiscal 2006, 2005 and 2004, respectively, represent a portion of the compensation of certain employees who perform administrative services for Mr. Robinson personally from time to time, based on the proportion of the time estimated to be dedicated to such services. For fiscal 2006, the amounts shown also include $158,093, which is the value of the 25% discount received on the purchase of 15,762 RSUs allocated to Mr. Robinson’s account in respect of his fiscal 2005 bonus under the MSPP, based on the fair market value of the Common Stock underlying such RSUs at the date of allocation.

(4)	Represents a grant of Class A Options under the Scholastic Corporation 2004 Class A Stock Incentive Plan (the “Class A Plan”). Mr. Robinson is the only eligible participant in the Class A Plan.

(5)	Ms. Holton joined the Company as President, Book Fairs and Trade in May 2005. Bonus includes a $100,000 signing bonus paid in fiscal 2005.

(6)
Represents an award of SUs under the 2001 SIP, which vest in four equal annual installments beginning one year from the date of grant and, upon vesting, convert automatically into shares of Common Stock on a one-for-one basis. At May 31, 2006, Ms. Holton held a total of 6,000 SUs having a value of $157,920 and Ms. Forte held a total of 11,250 SUs having a value of $296,100, based on the closing price of the underlying Common Stock on that date.

(7)
Amounts shown represent the value of the 25% discount received on the purchase of RSUs allocated to the Named Executives’ accounts under the MSPP, based on the fair market value of the Common Stock underlying such RSUs on the date of allocation. For Ms. Forte, Ms. Mayer and Ms. Winston, 2,605 RSUs, 976 RSUs and 3,316 RSUs, respectively, were allocated to their accounts under the MSPP in fiscal 2006 in respect of fiscal 2005 bonus. For Ms. Forte and Ms. Mayer, 658 RSUs and 683 RSUs, respectively, were allocated to their accounts under the MSPP in fiscal 2005 in respect of fiscal 2004 bonus

(8)
Ms. Winston joined the Company as Chief Financial Officer in February 2004. Bonus includes a $100,000 signing bonus, $50,000 of which is included in fiscal 2005 and $50,000 of which is included in fiscal 2004. Fiscal 2004 bonus also includes $35,000 paid as compensation for the loss of certain options that Ms. Winston forfeited upon termination of her previous employment.

(9)	Includes the following amounts: $200,464 for costs and expenses related to Ms. Winston’s relocation and $112,828 as reimbursement for taxes in respect of such relocation payments paid to Ms. Winston.

Option Grants in Fiscal 2006

     The following table sets forth information concerning individual stock option grants made to the Named Executives during the fiscal year ended May 31, 2006.

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
	Individual Grants				Options Term (1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted (#) (2)	Fiscal Year	($/share)	Date	5% ($)	10% ($)

Richard Robinson	333,000 (3)	41.4%	$36.41	9/21/15	$7,625,052	$19,323,378

Lisa A. Holton	50,000	6.2%	$26.33	5/25/16	$27,940	$2,098,162

Deborah A. Forte	---	---	---	---	---	---

Margery A. Mayer	34,000	4.2%	$37.38	7/19/15	$799,275	$2,025,519

Mary A. Winston	25,000	3.1%	$37.38	7/19/15	$587,702	$1,489,352

(1)
The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the SEC and therefore are not intended to forecast the possible future appreciation of the price of the Common Stock. Although permitted by SEC rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatility factors. No gain on the stock options awarded to the Named Executives is possible without appreciation in the price of the Common Stock during the applicable period.

(2)
The options shown are exercisable for Common Stock (except that for Mr. Robinson, the options shown are exercisable for Class A Stock, as described in Note 3 below) at an exercise price equal to the fair market value of the Common Stock at the date of grant. All options shown were scheduled to vest in four equal installments beginning one year from the date of grant, with the exception of Ms. Holton’s options, which were scheduled to vest in two equal installments beginning one year from the date of grant. However, on May 30, 2006 the vesting of all of the Company’s outstanding options was accelerated and such options became immediately exercisable, as more fully described in “The Human Resources and Compensation Committee’s Report on Executive Compensation” set forth below.

(3)
Represents Class A Options exercisable for Class A Stock at an exercise price equal to the fair market value of the Common Stock underlying the Class A Stock at the date of grant, which was determined to be the fair market value of the Class A Stock on such date. Class A Stock is convertible on a share-for-share basis into Common Stock at the option of the holder at any time; therefore, the potential realizable values shown are based on potential appreciation in the value of the underlying Common Stock, as described in Note 1 above. Mr. Robinson is the only person eligible to receive Class A Options.

Aggregated Option Exercises in Fiscal 2006 and 2006 Fiscal Year-End Option Values

     The following table sets forth information concerning options exercised during the fiscal year ended May 31, 2006 by the Named Executives together with the number and value of the unexercised options held by such persons at May 31, 2006.

	Shares			Number of
	Acquired			Securities Underlying	Value of Unexercised
	On	Value		Unexercised Options	In-the-Money Options
	Exercise	Realized		at FY-End (#)	at FY-End (2) ($)
Name	(#)	($)		Exercisable (1)/ Unexercisable	Exercisable (1)/Unexercisable

Richard Robinson	120,200 (3)	$2,184,911	(3)	1,515,787(4) / 0	$2,816,012	/ $0

Lisa A. Holton	0	0		100,000 / 0	$0	/ $0

Deborah A. Forte	0	0		373,040 / 0	$601,030	/ $0

Margery A. Mayer	0	0		227,150 / 0	$48,947	/ $0

Mary A. Winston	0	0		75,000 / 0	$0	/ $0

(1)
As of May 30, 2006, the vesting of all of the Company’s outstanding options was accelerated and such options became immediately exercisable, as more fully described in the “The Human Resources and Compensation Committee’s Report on Executive Compensation” set forth below.

(2)	Based on the per share closing price of the Common Stock of $26.32 on May 31, 2006, the last trading day in the Company’s fiscal year, as reported by the NASDAQ-Global Select Market System.

(3)
These options were exercised in accordance with the instructions of Mr. Robinson’s former spouse pursuant to a matrimonial settlement agreement. Under the terms of that agreement, none of the proceeds were retained by Mr. Robinson.

(4)	In addition to options to purchase Common Stock, includes Class A Options exercisable for 666,000 shares of Class A Stock.

Pension Plan

     The Company maintains a retirement plan for substantially all of its employees based in the United States, including the Named Executives (the “Retirement Plan”). As a cash balance plan, the Retirement Plan provides participants with benefits based on monthly contributions and interest credits. Individual participant contributions are not required under the Retirement Plan. The Retirement Plan provides for an annual allocation by the Company to a participant’s account, calculated as follows: for less than five years of service, 3.5% of the first $25,000 of annual base pay and 2.0% of the remainder up to the government-mandated maximum limit; for five years but less than ten years of service, 4.5% of the first $25,000 of annual base pay and 3.0% of the remainder up to the government-mandated maximum limit; for ten years of service but less than 20 years of service, 5.5% of the first $25,000 of annual base pay and 4.0% of the remainder up to the government-mandated maximum limit; and for 20 years or more of service, 6.5% of the first $25,000 of annual base pay and 5% of the remainder up to the government-mandated maximum limit. Interest on the account balances is accrued monthly based on the average rate for one-year United States Treasury Bills plus 1.0% . Participants in the Retirement Plan become fully vested in their accrued benefits upon completion of five years of service. Vested retirement benefits are payable in the form of a lump-sum or annuity payment upon retirement, termination, death or disability. At July 1, 2006, Ms. Holton, Ms. Forte, Ms. Mayer and Ms. Winston had earned estimated annual benefit payments under the Retirement Plan of $0, $14,414, $11,464 and $1,613, respectively.

     The Retirement Plan was amended and restated to a cash balance plan effective June 1, 1999. All plan participants as of July 1, 1998 who were at least age 50 at such time were given the option to remain under a modified version of the Retirement Plan’s benefit formula used prior to such amendment and restatement. Mr. Robinson elected to continue participation under such prior benefit formula, which provides covered participants with retirement benefits based upon career average compensation. Individual participant contributions are not required, and the Company makes all required contributions. The formula provides for an annual benefit payable at retirement equal to, for each year of credited service, 1.5% of that portion of the participant’s basic annual compensation up to $13,650, plus 2.0% of that portion of the participant’s basic annual compensation in excess of $13,650. At July 1, 2006, Mr. Robinson had earned an estimated annual benefit payment using the prior benefit formula of $98,166, which is payable upon retirement. Currently, pursuant to a matrimonial settlement agreement, Mr. Robinson’s former spouse is receiving $37,237 of this annual benefit, which Mr. Robinson (who is of retirement age) would otherwise have received upon his retirement.

Employment and Severance Agreements

     The Company generally does not enter into employment agreements with its employees. However, from time to time the Company has entered into severance arrangements with certain officers. The Company has an agreement with Ms. Winston that provides for a severance payment equal to her annual salary if her employment is terminated by the Company at any time, other than for cause. The Company also has an agreement with Ms. Holton that provides for a severance payment equal to six months of her then current salary if her employment is terminated by the Company, other than for cause, prior to May 23, 2007, which is the second anniversary of the date she commenced employment with the Company.

The Human Resources and Compensation Committee’s Report on Executive Compensation

     The Company’s compensation program for its executive officers and other senior management is administered by the Human Resources and Compensation Committee (the “HRCC”) of the Board.

     The HRCC believes that compensation for executive officers and other senior management should be determined according to a competitive framework, taking into account the financial performance of the Company, individual contributions, teamwork and division results. Such factors are critical to enhancing the value and continued development of the Company’s operating segments, which in turn builds stockholder value. In determining the compensation of the Company’s executive officers, the HRCC seeks to achieve the following objectives through a combination of fixed and variable compensation:

Pay Competitively-Provide a total compensation package that is consistent with competitive practices, enabling the Company to attract, motivate and retain qualified executives; and

Pay for Performance-Create a direct link between the aggregate compensation paid to each executive officer and the financial performance of the Company and, as applicable, the results of the specific business division for which an executive is responsible; and

Executives as Stockholders-Link a portion of each executive officer’s compensation opportunity directly to the value of the Common Stock through the use of stock-based awards.

     The programs adopted in order to implement the HRCC’s compensation philosophy and to reflect the Company’s financial performance have been developed with the assistance of the Company’s Compensation and Benefits Department, as well as independent consultants and counsel. The HRCC periodically reviews and revises the Company’s compensation programs and practices in light of the HRCC’s compensation philosophy, and views variable compensation as an integral part of the total compensation package.

Competitive Base Salaries

     In establishing each executive officer’s base salary, the HRCC considers several factors, including individual performance, competitive market conditions for recruiting and retaining executive talent and changes in responsibilities.

     Base salaries are reviewed annually in the context of the HRCC’s consideration of the effect of base compensation on recruiting and retaining executive talent. Accordingly, the HRCC considers the executive compensation of a broad group of companies in the publishing and media industries, including the companies comprising the “Peer Group” used in the Stock Performance Graph in this proxy statement. During fiscal 2006, the base salaries of executive officers were generally increased in accordance with the foregoing practices, with the HRCC particularly focusing on individual performance and changes in responsibilities. Of the Named Executives, Ms. Forte, Ms. Mayer and Ms. Winston received salary increases of $17,950 (3%), $100,000 (20%) and $20,900 (3.9%), respectively, during fiscal 2006, in each case effective as of October 1, 2005, while Ms. Holton, who only joined the Company in May 2005, did not receive an increase in fiscal 2006. Ms. Mayer’s increase was in recognition of the significant growth and expanding scope of the Company’s Educational Publishing group, the division for which she is responsible.

Annual Bonus Incentive

     For fiscal 2006, the Company’s annual bonus targets were established by the HRCC based on corporate and divisional performance. Bonus potentials for executive officers were set at percentages of their base salaries deemed appropriate for their current positions, based on targets relating to earnings per share and free cash flow (as defined by the Company) and divisional operating profit and balance sheet objectives for the Company’s business units or, in the case of support positions, functional budget objectives specified by the HRCC, as well as certain diversity goals. Potential bonus awards for the Named Executives were set and determined under the Company’s stockholder-approved Executive Performance Incentive Plan (“EPIP”), which is designed to be exempt from the application of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as discussed below. For fiscal 2006, the HRCC awarded bonuses to Ms. Holton, Ms. Forte, Ms. Mayer and Ms. Winston of $75,300, $65,000, $67,500 and $37,600, respectively, based on the level of achievement of Company objectives and their performance in relation to the targets established for them. Since the Company did not meet the fiscal 2006 corporate targets, the foregoing awards were, in each case, based on the level of meeting divisional objectives.

Equity-Based Incentives

     Stock options historically have been the Company’s primary form of long-term incentive compensation. The Company has granted stock options as part of executive compensation as a means to encourage superior performance and to more directly link the economic interests of executives with those of other stockholders.

     The Scholastic Corporation 2001 Stock Incentive Plan (the “2001 Plan”) provides for the grant of non-qualified stock options, incentive stock options, restricted stock and other stock-based awards. The 2001 Plan also authorizes the HRCC to grant to specified employees of the Company reload and transfer rights in connection with stock option grants. In fiscal 2005, as a result of a review of its equity-based incentive award practices, the HRCC determined that it would be advisable to consider the award of restricted stock units (“Stock Units”) in combination with stock options in appropriate cases, and the HRCC awarded Stock Units in lieu of a certain percentage of the number of stock options otherwise to be awarded to certain officers at the level of Vice President or above. During fiscal 2006, no Stock Units were awarded to the Named Executives or other executive officers. To date, only non-qualified stock options and Stock Units have been granted under the 2001 Plan. As of June 1, 2006, 767,593 shares of Common Stock remained available for grant under the 2001 Plan.

     During fiscal 2006, 49 employees, including 10 executive officers (other than Mr. Robinson), received equity incentive awards, including non-qualified stock option awards to purchase 470,500 shares of Common Stock and awards of 1,000 Stock Units in aggregate. All of the non-qualified stock option awards in fiscal 2006 were made at the fair market value on the date of grant. The size of each senior management option was based on the HRCC’s subjective evaluation of a number of factors, including the level of responsibility of the individual, competitive market practice, past awards and other matters relating to the individual’s performance and ability to influence corporate results. The actual grants of stock options and Stock Units are made by the Stock Grant Committee of the Board, which is comprised solely of independent directors, each of whom is also a member of the HRCC. In fiscal 2006, Ms. Mayer was awarded non-qualified options to purchase 34,000 shares of Common Stock, which were scheduled to vest in four equal annual installments commencing on the first anniversary of the award date, as part of a three year program pursuant to which she has received a further grant in fiscal 2007 to purchase 33,000 shares of Common Stock and it is proposed that she will receive a similar grant to purchase 33,000 shares in fiscal 2008; Ms. Holton was awarded non-qualified options to purchase 50,000 shares of Common Stock, constituting the second portion of a commitment to award options covering 100,000 shares of Common Stock made in connection with her hiring, which were scheduled to vest in two equal annual installments commencing on the first anniversary of the award date; and Ms. Winston was awarded non-qualified options to purchase 25,000 shares of Common Stock, which were scheduled to vest in four equal annual installments commencing on the first anniversary of the award date. Effective May 30, 2006, the vesting of all of the options mentioned above, including those awarded to the Named Executives, was accelerated and such options became immediately exercisable, as further described below.

     Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”), became applicable to the Company on June 1, 2006. Under SFAS 123R, the Company is required to recognize the compensation cost related to share-based payment transactions, including stock options, in its financial statements. In anticipation of such implementation, in May 2006 the HRCC approved the acceleration of the vesting of all unvested stock options outstanding as of May 30, 2006 granted to all employees (including executive officers) and outside directors of the Company (the “Acceleration”) in order to mitigate compensation expense that the Company would have been required to recognize in its financial statements with respect to such options as a result of the implementation of SFAS 123R. As a result of the Acceleration, all such options, including the options granted to the Named Executives noted above, became fully vested and immediately exercisable. Except for the Acceleration, all other terms and conditions applicable to such stock options were unchanged. In its consideration of the Acceleration, the HRCC took into account the fact that a substantial number of the options affected were “underwater,” since the then-current market price for the Common Stock was less than the applicable exercise price. A majority of the options to purchase Common Stock that became fully vested due to the Acceleration were originally scheduled to vest in fiscal 2007.

     In addition to its stock incentive plans, the Company also maintains the Scholastic Corporation Employee Stock Purchase Plan (as amended, the “ESPP”) and the Scholastic Corporation Management Stock Purchase Plan (as amended, the “MSPP”). The ESPP and the MSPP were designed to augment the

Company’s stock-based incentive programs by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders. The purpose of the ESPP is to encourage broad-based employee stock ownership. The ESPP is offered to United States-based employees, including executive officers other than Mr. Robinson. The ESPP, as amended, effective for the fiscal quarter commencing on June 1, 2006, permits participating employees to purchase, through after-tax payroll deductions, Common Stock at a 15% discount from the closing price of the Common Stock on the last business day of each fiscal quarter. Prior to this amendment, the 15% discount under the ESPP was applied to the lower of the closing price of the Common Stock on the first or the last day of each fiscal quarter; this “lookback” feature to the first day of the fiscal quarter was removed in order to mitigate the compensation expense that the Company would have been required to recognize in its financial statements with respect to Common Stock purchased under the ESPP as a result of SFAS 123R.

     Under the MSPP, eligible members of senior management may use their annual cash bonus payments on a tax-deferred basis to make equity investments in the Company at a discounted purchase price. With respect to fiscal 2006, senior management participants were permitted to defer receipt of all or a portion of their annual cash bonus payments, which will be used to acquire Restricted Stock Units (“RSUs”) at a 25% discount from the lowest closing price of the underlying Common Stock during the fiscal quarter ending on August 31, 2006. The deferral period chosen by the participants may not be less than the three year vesting period for the RSUs, which are converted into shares of Common Stock on a 1-to-1 basis upon expiration of the deferral period. During fiscal 2006, twelve members of senior management had elected to participate in the MSPP. As a result of the award of bonuses to Ms. Holton, Ms. Forte, Ms. Mayer and Ms. Winston in respect of fiscal 2006, $15,060 (20% of bonus), $16,250 (25% of bonus), $13,500 (20% of bonus) and $18,800 (50% of bonus), respectively, will be allocated by them to the purchase of RSUs under the MSPP on September 1, 2006.

Compensation of Chief Executive Officer

     The compensation of Mr. Robinson, who is both the Chief Executive Officer and the controlling stockholder of the Company, is based on the same objectives and policies applicable to all members of senior management and includes base salary, bonus opportunities and stock option grants. Effective October 1, 2005, Mr. Robinson’s base salary, which had not been increased during fiscal 2005, was increased by 3%, from $845,000 to $870,000. Mr. Robinson’s bonus opportunity percentage was 100% of his base salary in each of fiscal 2006, fiscal 2005 and fiscal 2004. In determining Mr. Robinson’s base compensation and bonus opportunity, the HRCC considered the compensation of the chief executive officers of a broad group of companies in the publishing and media industries, including the companies comprising the “Peer Group” used in the Stock Performance Graph in this proxy statement, as well as the Company’s financial performance and Mr. Robinson’s individual performance. Since the Company did not meet the corporate targets under the EPIP for fiscal 2006, no bonus was awarded to Mr. Robinson for fiscal 2006.

     In fiscal 2005, the HRCC had concluded that Mr. Robinson’s long-term incentive compensation opportunities had been significantly below those made available to the chief executive officers of other companies in the publishing and media industries reviewed by the HRCC. As a result of its review of this issue, taking into account Mr. Robinson’s overall compensation, the Committee adopted the Scholastic Corporation 2004 Class A Stock Incentive Plan (the “Class A Plan”), which was designed to enable the HRCC and the Stock Grant Committee to grant options to Mr. Robinson to acquire Class A

Stock of the Company and was approved by the holders of the Class A Stock of the Company at the 2004 Annual Meeting of Stockholders. The HRCC concluded that the Class A Plan was in the best interests of the Company and its stockholders since options granted thereunder would, in its opinion, be a significant motivating factor for Mr. Robinson and would also reflect Mr. Robinson’s stated intention to treat any long-term incentive compensation opportunities provided to him under the Class A Plan as a long-term investment in the Company. In each of September 2004 and September 2005, the Stock Grant Committee, on the recommendation of the HRCC, granted Mr. Robinson options to purchase 333,000 shares of Class A Stock at an exercise price of $29.49 per share and $36.41 per share, respectively, the exercise price being determined by reference to the trading price of the Common Stock on the respective grant dates. Based on advice from independent consultants retained by the HRCC, it was determined by the HRCC that the fair market value of a share of Class A Stock was identical to that of a share of Common Stock. The foregoing option grants are part of a proposed long-term incentive compensation program for Mr. Robinson which, subject to annual review by the HRCC, is intended to involve the grant of options to purchase 333,000 shares of Class A Stock in each of the calendar years 2004, 2005 and 2006 and of options to purchase 250,000 shares of Class A Stock in each of 2007 and 2008, both as a “catch up” in respect of the level of long-term incentive compensation opportunities provided Mr. Robinson in the past and as an ongoing program based on Mr. Robinson’s continuing performance as the Chief Executive Officer of the Company. Accordingly, the HRCC determined that each proposed annual grant under the program described above would be subject to review by the HRCC for the purposes of providing an annual recommendation for implementation to the Stock Grant Committee based on all factors deemed relevant by the HRCC. Effective May 30, 2006, the vesting of all of the outstanding Class A Options was accelerated and such options became immediately exercisable, as described above.

Policy as to Section 162(m) of the Code

     Section 162(m) of the Code generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to nondeductibility. Most equity-based awards available for grant under the Company’s equity compensation plans, and all of the equity-based awards actually granted to executive officers, are intended to so qualify. Amounts payable under the EPIP are also intended to be exempt from the application of Section 162(m) as performance-based compensation. However, in appropriate circumstances, the HRCC may deem it appropriate to pay compensation or make incentive or retentive awards that do not meet the performance based criteria and therefore may not be deductible by reason of Section 162(m).

Human Resources and Compensation Committee
John L. Davies (Chairperson)
Ramon C. Cortines
Charles T. Harris III
Peter M. Mayer
John G. McDonald

Stock Price Performance Graph

     The graph below provides an indicator of cumulative total stockholder returns for the Common Stock for the period June 1, 2001 to May 31, 2006 compared with the NASDAQ Composite Index and a composite peer group of publicly traded companies with which the Company competes in its principal operating segments. The members of the peer group are: The McGraw Hill Companies, Reader’s Digest Association, Inc., John Wiley and Sons, Inc. and Pearson plc. The graph assumes a $100 investment on June 1, 2001, together with the reinvestment of all dividends, if any.

	6/01/01	5/31/02	5/31/03	5/31/04	5/31/05	5/31/06
SCHOLASTIC CORPORATION	100.00	119.12	77.92	70.69	93.92	65.88
NASDAQ STOCK MARKET	100.00	79.21	79.09	98.06	102.31	108.54
PEER GROUP	100.00	83.84	74.69	96.32	106.06	121.92

MATTERS SUBMITTED TO STOCKHOLDERS

PROPOSAL 1- ELECTION OF DIRECTORS

     The Amended and Restated Certificate of Incorporation of the Company provides that the holders of shares of Class A Stock, voting as a class, have the right to fix the size of the Board so long as it does not consist of less than three nor more than fifteen directors. The current Board consists of eleven directors. Charles T. Harris III, a director of the Company since 1996, notified the Board at its July meeting of his decision not to stand for re-election at the Annual Meeting because of increased time commitments in connection with his activities in the not-for-profit sector. As a result, in July 2006, the Class A Stockholders executed a unanimous written consent fixing the size of the Board at ten directors, effective as of the Annual Meeting.

     The Board has designated the ten persons listed below under the sections captioned “Nominees for Election by Holders of Class A Stock” and “Nominees for Election by Holders of Common Stock” for nomination to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier retirement, resignation or removal.

     Proxies are solicited in favor of the eight nominees to be elected by the holders of Class A Stock and the two nominees to be elected by the holders of Common Stock, and it is intended that the proxies will be voted for such nominees unless otherwise specified. Should any one or more of the nominees become unable to serve for any reason, unless the holders of the Class A Stock provide for a lesser number of directors, the persons named in the enclosed proxy may act with discretionary authority in respect of the election of a substitute nominee or nominees. The Board has no reason to believe that any nominees will be unable to serve.

Recommendation

     The Board recommends that holders of Class A Stock vote FOR each of the eight nominees for election by such holders. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Class A Stock present and entitled to vote on this item at the Annual Meeting is required to elect each of the nominees.

     The Board recommends that holders of Common Stock vote FOR each of the two nominees for election by such holders. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to elect each of the nominees.

Nominees for Election by Holders of Class A Stock
			Director
Name	Principal Occupation or Employment	Age	Since*

Richard Robinson	Chairman of the Board, President, and Chief	69	1971
	Executive Officer of the Company

Rebeca M. Barrera	Founder, Tres Rebecas	59	1995
	San Antonio, TX

Ramon C. Cortines	Education Consultant, Pasadena, CA	74	1995

Andrew S. Hedden	Partner, Baker & McKenzie LLP, New York, NY	65	1991

Mae C. Jemison	President and Founder, BioSentient Corporation,	49	1993
	Houston, TX

Peter M. Mayer	President, The Overlook Press/Peter Mayer	70	1999
	Publishers, Inc., New York, NY

Augustus K. Oliver	Managing Member, Oliver Press Partners, LLC,	56	1995
	New York, NY

Richard M. Spaulding	Current employee and former Executive	69	1974
	Vice President of the Company

Nominees for Election by Holders of Common Stock
			Director
Name	Principal Occupation or Employment	Age	Since*

John L. Davies	Private Investor, Washington D.C.	56	2000

John G. McDonald	The Stanford Investors Professor of Finance,	69	1985
	Graduate School of Business, Stanford University,
	Stanford, CA

*	The dates set forth above indicate the date such director was elected as a director of the Company or its predecessor entity.

     Richard Robinson. Mr. Robinson has served as Chairman of the Board of the Company and/or Scholastic Inc. since 1982, as Chief Executive Officer since 1975 and as President since 1974. He has held various executive management and editorial positions with the Company since joining in 1962.

     Rebeca M. Barrera. Ms. Barrera is a national leader in Latino children’s education. She is an author, curriculum designer, national speaker and founder of the National Latino Children’s Institute. She also is the founder of Tres Rebecas, which provides consulting, design and development services throughout the United States.

     Ramon C. Cortines. Mr. Cortines is an Education Consultant and was the Executive Director of the Pew Network for Standards-Based Reform at Stanford University from 1996 through 2001. Since 1956, Mr. Cortines has served six school districts, including as Superintendent of Schools for Pasadena (11 years), San Jose (2 years), New York City (2 years), San Francisco (6 years) and Los Angeles (6 months).

     Andrew S. Hedden. Mr. Hedden is a partner of the law firm of Baker & McKenzie LLP, having previously been a partner with the law firm of Coudert Brothers LLP from 1975 to 2005.

     Mae C. Jemison. Dr. Jemison is the president of BioSentient Corporation, a medical technology company she founded in 2001 that develops and markets ambulatory equipment to monitor the autonomic nervous system and to train people to respond favorably in stressful situations. She is also the President of The Jemison Group, a technology consulting company that focuses on the integration of science and technology into everyday life and social responsibility. Dr. Jemison was a professor of Environmental Studies at Dartmouth College from 1996-2002. She served as a National Aeronautics and Space Administration (NASA) astronaut from 1987 to 1993 and was a member of the Space Shuttle Endeavour Flight in September 1992. She is also a director and member of the audit committees of Kimberly-Clark Corporation and Valspar Corporation, a director of Gen-Probe, Inc. and a member of the National Academy of Sciences Institute of Medicine.

     Augustus K. Oliver. Mr. Oliver has been a Managing Member of Oliver Press Partners LLC, an investment advisor, since 2005. Mr. Oliver also has been a Senior Managing Director of WaterView Advisors LLC, a private equity investment firm, since 1999. Mr. Oliver is the grandson of a former Chairman of the Board of Directors of Scholastic Inc.

     Richard M. Spaulding. Mr. Spaulding has held various executive management positions with the Company since joining in 1960, and served as Executive Vice President of the Company and/or Scholastic Inc. from 1974 to 2004.

     John L. Davies. Mr. Davies is a private investor. In addition, he serves as a special advisor to General Atlantic Partners, a private equity investment firm. Mr. Davies retired from AOL in 2002, which he had joined in 1993 as Senior Vice President. In 1994, he founded AOL International, where he served as President until becoming Senior Advisor in 2000.

     Peter M. Mayer. Mr. Mayer has been President of The Overlook Press/Peter Mayer Publishers, Inc. since 1997. Since 2003, Mr. Mayer has also been the President of Duckworth Publishers in the United Kingdom. From 1978 to 1996, he was Chairman of the Board and Chief Executive Officer of the Penguin Group Companies, overseeing its operations in the United States, the United Kingdom, Canada, Australia, New Zealand, Holland and India. From 1976 to 1978, he was President and Publisher of Pocket Books. He has also served as Editor-in-Chief, Publisher and President of Avon Books.

     John G. McDonald. Professor McDonald joined the faculty of Stanford University Graduate School of Business, where he is The Stanford Investors Professor of Finance, in 1968. Professor McDonald serves on the Boards of Directors of Varian, Inc., Plum Creek Timber Co., iStar Financial, Inc. and eight mutual funds managed by Capital Research and Management Co.

Meetings of the Board and its Committees

     Five regular meetings and one special meeting of the Board were held during the 2006 fiscal year. All incumbent directors attended 75% or more of the aggregate of such meetings and of the meetings held during the 2006 fiscal year by all standing committees of the Board of which they were a member.

     The Board has seven standing committees—Audit; Executive; Human Resources and Compensation; Stock Grant; Nominating and Governance; Retirement; and Strategic Planning. All members of the Audit, Human Resources and Compensation, Stock Grant and Nominating and Governance Committees are independent directors and all Committee members are appointed by the Board on an annual basis. Each committee operates under a written charter establishing its roles and responsibilities, which can be found in the Investor Relations section of the Company’s website, www.scholastic.com. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

     Executive Committee. Richard Robinson (Chairperson), Charles T. Harris III, Peter M. Mayer, Augustus K. Oliver and Richard M. Spaulding are the current members of the Executive Committee. In the intervals between meetings of the Board, the Executive Committee is authorized to exercise, with certain exceptions, all of the powers of the Board in the management of the business and affairs of the Company. All actions taken by the Executive Committee are submitted for ratification by the Board. No meetings of the Executive Committee were held during the fiscal year ended May 31, 2006.

     Audit Committee. Augustus K. Oliver (Chairperson), John L. Davies and Charles T. Harris III are the current members of the Audit Committee. Each member of the Audit Committee is independent, as defined under NASDAQ listing standards and applicable SEC regulations. The Board has determined that all Audit Committee members are “financially literate,” as defined under NASDAQ listing standards, and that, based upon their business experience, Messrs. Harris and Oliver qualify as “financial experts,” as defined in SEC regulations. Mr. Oliver is the designated financial expert. This committee reviews the corporate accounting and financial reporting practices of the Company, including its disclosure and internal controls, and the quality and integrity of the financial reports of the Company, including a review of the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. This committee appoints the Company’s independent auditors and pre-approves any non-audit services to be provided by such auditors, as further described in this proxy statement under “Independent Public Accountants.” The Audit Committee discusses with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s disclosure and internal controls and the overall quality of the Company’s financial reporting. The Audit Committee approves all “related party transactions,” as defined in SEC regulations. The Audit Committee held nine meetings during the fiscal year ended May 31, 2006. Four of the meetings were held for the purpose of reviewing and discussing the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A.

     Retirement Plan Committee. Richard M. Spaulding (Chairperson), Charles T. Harris III, Andrew S. Hedden and Augustus K. Oliver are the current members of the Retirement Plan Committee. This committee acts on behalf of the Board in its capacity as settlor of the trusts underlying the Retirement Plan and the 401(k) Plan (collectively “the Plans”) and with respect to the powers enumerated therein, including the power to amend or terminate the Plans. This committee also oversees the Administrative Committee, comprised of Company employees who are responsible for the day-today administration of the Plans. In addition, this committee approves the appointment of one or more trustees, or other professionals, necessary for the proper administration and operation of the Plans. Furthermore, this committee, which reports its actions to the Board, oversees the policies and practices related to the Plans and evaluates the Company’s overall retirement benefit plan philosophy and the Plans in the context of the Company as a separate company and competitively within the publishing industry, as well as the investment performance under the Plans. The Retirement Plan Committee held one meeting during the fiscal year ended May 31, 2006.

     Human Resources and Compensation Committee. John L. Davies (Chairperson), Ramon C. Cortines, Charles T. Harris III, Peter M. Mayer and John G. McDonald are the current members of the Human Resources and Compensation Committee. This committee has the responsibility for setting the compensation of the Chief Executive Officer and reviewing the recommendations of the Chief Executive Officer for compensation of the other executive officers and members of senior management prior to approval by the Board. This committee evaluates the Company’s overall compensation plans and practices as a separate company and competitively within the industry. This committee, in overseeing the administration of all of the Company’s compensation plans and arrangements, reviews and approves the annual bonus award target payouts (including awards under the EPIP) and any proposed contractual relationships with executive officers and also reviews the Company’s recruitment practices, including the Company’s diversity programs. Each member of the committee is independent, as defined under NASDAQ listing standards. Members of this committee must also meet certain additional criteria so that the Company qualifies for available exemptions pursuant to Section 162(m) of the Code and Rule 16b-3 under the Exchange Act. The Human Resources and Compensation Committee held five meetings during the fiscal year ended May 31, 2006.

     Nominating and Governance Committee. Ramon C. Cortines (Chairperson), Rebeca M. Barrera, Charles T. Harris III and Mae C. Jemison are the current members of the Nominating and Governance Committee. Each member of the committee is independent, as defined under NASDAQ listing standards. This committee identifies and recommends to the Board candidates for election as directors and recommends any changes it believes desirable in the size and composition of the Board as well as Board committee structure and membership. This committee also administers Scholastic’s Corporate Governance Guidelines, reviews performance under, and compliance with, the guidelines and the content of the guidelines annually and, when appropriate, recommends updates and revisions of the guidelines to the Board. In addition, this committee oversees the Board self-assessment process. The Nominating and Governance Committee held four meetings during the fiscal year ended May 31, 2006.

     Stock Grant Committee. John G. McDonald (Chairman), John L. Davies, Charles T. Harris III and Peter M. Mayer are the current standing members of the Stock Grant Committee and, as permitted under Delaware law, Ramon C. Cortines is an alternate member of the Stock Grant Committee. Each member (and alternate member) of the committee is independent, as defined under NASDAQ listing standards. Members of this committee must also meet certain additional criteria so that the Company qualifies for available exemptions pursuant to Section 162(m) of the Code and Rule 16b-3 under the Exchange Act. This committee authorizes and approves grants, awards or issuances of options, warrants, restricted stock or other rights under the Company’s stock-based compensation plans. This committee held five meetings during the fiscal year ended May 31, 2006.

     Strategic Planning Committee. Mae C. Jemison (Chairperson), Rebeca M. Barrera, Ramon C. Cortines, Peter M. Mayer and Richard M. Spaulding are the current members of the Strategic Planning Committee. This committee advises the Company’s management on achieving and implementing its strategic plan and reports its findings to the Board. No meetings of this committee were held during the fiscal year ended May 31, 2006.

Corporate Governance

     In recent years, the Board has strengthened the Company’s corporate governance practices in a number of ways, including adopting the Scholastic Corporation Corporate Governance Guidelines, which are summarized below. The full text of the Company’s Corporate Governance Guidelines is available in the Investor Relations section of the Company’s website, www.scholastic.com. Stockholders may also obtain a written copy of the Guidelines at no cost by writing to the Company at Scholastic Corporation, 557 Broadway, New York, NY 10012, Attention: Corporate Secretary. In addition to the Guidelines, the Board believes that the Scholastic Code of Ethics and the Code of Ethics for Senior Financial Officers, described below, as well as the Committee Charters, which have all been approved by the Board, are vital to securing the confidence of Scholastic’s shareholders, customers, employees, governmental authorities and the investment community.

     Independent Directors. Scholastic’s Corporate Governance Guidelines provide for a board of ten to fifteen directors and require a majority of independent directors. The Nominating and Governance Committee is responsible for reviewing with the Board annually the appropriate criteria and standards for determining director independence consistent with applicable legal requirements, including NASDAQ listing standards and the federal securities laws. The Board has determined that all of its current directors are independent, as defined in the NASDAQ listing standards, other than Mr. Robinson, Mr. Spaulding and Mr. Hedden. Mr. Robinson is an executive officer and Mr. Spaulding is an employee and former executive officer of the Company. Mr. Hedden is not considered independent because he is a partner in a law firm that currently provides legal services to the Company.

     Communication With the Board. Individuals may submit communications to the Board, or to the non-management directors individually or as a group, by sending the communications in writing to the attention of the Corporate Secretary of the Company at Scholastic Corporation, 557 Broadway, New York, NY 10012. All communications that relate to matters that are within the scope of responsibilities of the Board and its Committees will be forwarded to the appropriate directors by the Corporate Secretary.

     Director Nomination Process. The Nominating and Governance Committee periodically reviews with the Board the requisite skills and characteristics of new directors, if any, as well as the composition of the Board as a whole. The Nominating and Governance Committee makes an assessment of the suitability of candidates for election to the Board, taking into account diversity, independence, character, judgment and business experience, as well as their appreciation of the Company’s purpose, values and credo. The Committee, at this time, does not believe it is necessary or appropriate to adopt specific, minimum objective criteria for director nominees. Stockholders may propose nominees for Board membership for consideration by the Nominating and Governance Committee by submitting the nominee’s name, biographical data and qualifications along with the consent of the proposed nominee to the Nominating and Governance Committee, Attention: Corporate Secretary at Scholastic Corporation, 557 Broadway, New York, NY 10012. Stockholders who wish to nominate candidates for election to the Board at the next annual meeting of stockholders must adhere to the dates and follow the procedures outlined in “Stockholder Proposals for 2007 Annual Meeting” set forth below. The Nominating and Governance Committee will consider all director candidates properly submitted by stockholders in accordance with the Company’s Bylaws and Corporate Governance Guidelines using the same criteria that it uses to select directors for non-stockholder nominees. From time to time, the Company has retained an independent search firm in order to assist the committee in its selection process with respect to candidates for Board membership by identifying potential candidates and assisting the committee in its evaluation of such candidates.

     Board Meetings and Executive Sessions. Directors are expected to expend sufficient time, energy and attention to assure diligent performance of their responsibilities. Directors are expected to attend meetings of the Board and the Committees on which they serve, whether in person or by telephone. Management provides all directors with an agenda and appropriate written materials in advance of each meeting. To ensure active and effective participation, directors are expected to arrive at each Board and committee meeting having reviewed the materials for the meeting. The Board regularly meets in executive session with only the independent directors present.

     Director Attendance at Company Annual Meetings. All directors are encouraged to attend the Company’s annual meetings of stockholders. All of the Company’s directors attended the annual meeting of stockholders held on September 21, 2005.

     Annual Self-Assessment. The Board and each director make an annual self-assessment of performance with a particular focus on overall effectiveness. The Nominating and Governance Committee is responsible for overseeing the self-assessment process.

     Access to Management and Advisors. Directors have access to the Company’s management and, in addition, are encouraged to visit the Company’s facilities. As necessary and appropriate, the Board and its Committees may retain outside legal, financial or other advisors.

     Investment Expectations of Directors. Directors are encouraged to own Company stock in an amount that is appropriate for them.

     Scholastic Code of Ethics and Code of Ethics for Senior Financial Officers. The Company has implemented a Code of Ethics applicable to its employees and directors generally and a Code of Ethics for Senior Financial Officers. The Scholastic Code of Ethics operates as a tool to help Scholastic’s employees and directors understand and adhere to high ethical standards required for employment by, or association with, the Company. The Scholastic Code of Ethics contains procedures for employees to report to the Audit Committee any concerns with regard to any questionable accounting, internal control or auditing matters. The Code of Ethics for Senior Financial Officers provides fundamental ethical principles to which the Company’s Chief Executive Officer, Chief Financial Officer and Controller are expected to adhere. Both the Scholastic Code of Ethics and the Code of Ethics for Senior Financial Officers are available in the Investor Relations section of the Company’s website, www.scholastic.com. Additionally, these documents are available in print to any stockholder requesting a copy.

Director Compensation

     For the fiscal year ended May 31, 2006, each non-employee director of the Company (an “Outside Director”) was paid a cash annual retainer of $25,000 for his or her services as a director, a fee of $5,000 if he or she was the chairperson of a standing Board Committee, except in the case of the chairperson of the Audit Committee, who received a $10,000 fee, and an attendance fee of $1,500 for attendance at each Board or Committee meeting, whether in person or telephonically. The Company reimburses directors for travel, lodging and related expenses they may incur in connection with their services as directors.

     Under the terms of the Scholastic Corporation 1997 Outside Directors’ Stock Option Plan, an option to purchase 6,000 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant is automatically granted to each Outside Director on the date of the annual meeting of stockholders. As a result, in fiscal 2006 each Outside Director (other than Andrew S. Hedden, who, as he has done each year, declined his award in fiscal 2006) was granted options to purchase 6,000 shares of Common Stock on September 21, 2005, at an exercise price of $36.41 per share. The options, which were scheduled to vest one year from the date of grant, but which became immediately exercisable as a result of the Acceleration on May 30, 2006, expire on September 21, 2015.

     Under the terms of the Scholastic Corporation Directors’ Deferred Compensation Plan, directors are permitted to defer 50% or 100% of their cash retainers and meeting fees. Deferred amounts accrue interest at a rate that extrapolates a 30-year United States Treasury bill rate and are paid in cash upon the later of termination from Board service or the end of the deferral period, unless paid earlier due to death, disability, change of control of the Company or severe financial hardship. For the fiscal year ended May 31, 2006, two directors chose to defer 100% of their cash compensation under this plan. Interest expense accrued during fiscal 2006 on amounts deferred during fiscal 2006 and prior years under this plan was $42,271.

Certain Relationships

     Andrew S. Hedden is a partner of the law firm of Baker & McKenzie LLP, which has provided legal services to the Company in the past and is expected to continue to do so in the future. This relationship is periodically reviewed and the services approved by the Audit Committee of the Board.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT
TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      On July 19, 2006, the Board unanimously approved an amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the "Certificate") to increase the number of authorized shares of Class A Stock from 2,500,000 shares to 4,000,000 shares, subject to the approval of the Class A Stockholders. The Board has recommended that the Charter Amendment, a copy of which is attached to this proxy statement as Appendix B, be submitted to the Class A Stockholders at the Annual Meeting.

     The following is a summary of the proposed amendment to the Certificate to be effected by the Charter Amendment.

     Under the terms of the Certificate, the Company is currently authorized to issue seventy four million five hundred thousand (74,500,000) shares of capital stock, consisting of seventy million (70,000,000) shares of Common Stock; two million five hundred thousand (2,500,000) shares of Class A Stock; and two million (2,000,000) shares of Preferred Stock. The Charter Amendment would increase the number of shares of Class A Stock from two million five hundred thousand (2,500,000) shares of Class A Stock to four million (4,000,000) shares of Class A Stock.

      Reasons for and Effects of the Increase of Authorized Class A Stock. Of the 2,500,00 shares of Class A Stock that are currently authorized by the Certificate, 1,656,200 shares of Class A Stock were outstanding and an additional 750,000 shares of Class A Stock were reserved for issuance under the Class A Plan as of the Record Date. Accordingly, at that date, the Company had 93,800 authorized shares of Class A Stock that were unreserved and available for issuance.

     As discussed in “The Human Resources and Compensation Committee’s Report on Executive Compensation” (the “HRCC Report”) appearing above in this proxy statement, the HRCC has adopted a long-term incentive compensation program for Richard Robinson, the Chief Executive Officer and controlling stockholder of the Company, which, subject to annual review by the HRCC, is intended to involve a grant over a five-year period of non-qualified options to purchase an aggregate of 1,499,000 shares of Class A Stock pursuant to the Class A Plan, of which options to purchase 666,000 shares have been granted to date. If the HRCC determines to implement the full program as intended, it would be necessary to increase the number of shares of Class A Stock authorized for issuance under the Certificate by 749,000 shares, as well as to increase the number of shares of Class A Stock available for the grant of options under the Class A Plan as discussed in Proposal 3 below. As indicated in the HRCC Report, the long-term incentive compensation program for Mr. Robinson referred to above is intended as both a “catch-up” in respect of the level of long term incentive compensation opportunities provided Mr. Robinson in the past and as an ongoing program based on Mr. Robinson’s continued performance as Chief Executive Officer of the Company.

     The Board is recommending an increase of 1,500,000 shares of authorized Class A Stock under the Certificate, of which 749,000 shares would be available under the Class A Plan in connection with Mr. Robinson’s long-term incentive compensation program and the balance of 751,000 shares would be available in the event additional Class A Stock was required for general corporate purposes. Except in connection with Mr. Robinson’s proposed compensation program, the Board has no current plans to issue any of the additional Class A Stock to be authorized by the Charter Amendment, but it believes that having the additional shares of Class A Sock available would provide flexibility in the event Class A Stock was ever required to be issued because of actions taken in respect of the Common Stock, such as a stock dividend or stock split. However, no additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such shares, unless required for the particular transaction by applicable law.

      The additional shares of Class A Stock to be authorized if the Charter Amendment is approved would be identical to the shares of Class A Stock now authorized and would not affect or change the rights of the holders of Class A Stock. Neither the holders of Class A Stock nor the holders of Common Stock have pre-emptive rights to purchase any shares of authorized capital stock of the Company. The issuance of additional shares of Class A Stock could have the effect of diluting the existing economic rights of the holders of Common Stock and the holders of Class A Stock. As provided in the Certificate, voting control of the Company will continue to rest with the holders of Class A Stock, except for the right of the holders of shares of Common Stock, voting as a class, to elect such minimum number of directors as shall equal at least one-fifth of the Board.

Recommendation

     The Board recommends that the holders of the Class A Stock vote FOR the approval of the Charter Amendment to increase the number of authorized shares of Class A Stock under the Certificate. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock present and entitled to vote on this Proposal at the Annual Meeting is required to approve the Charter Amendment.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO
THE SCHOLASTIC CORPORATION
2004 CLASS A STOCK INCENTIVE PLAN

     The Scholastic Corporation 2004 Class A Stock Incentive Plan, which was initially approved by the holders of the Class A Stock at the annual meeting of the Company’s stockholders held on September 20, 2004, provides for the grant of options to purchase shares of Class A Stock to Mr. Robinson, the Company’s Chief Executive Officer and its controlling stockholder. On May 25, 2006, in connection with the Acceleration, the HRCC approved an amendment to the Class A Plan to remove the prohibition against the grant of options with an initial vesting date prior to the one year anniversary of the date of the grant. Such amendment did not require the approval of the Class A Stockholders. On July 18, 2006, the HRCC approved an additional amendment to the Class A Plan, subject to approval by the Class A Stockholders at the Annual Meeting, to increase the number of shares of Class A Stock that may be issued upon the exercise of options granted under the Class A Plan by 749,000 shares (the “Plan Amendment”). A copy of the Plan Amendment is attached to this proxy statement as Appendix C.

     The purpose of the Class A Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by allowing the Company to offer options to Mr. Robinson in order to provide performance-based incentives in the form of increased ownership of Class A Stock based upon the future success of the Company, and in such context, to further strengthen the mutuality of interests between Mr. Robinson and the Company’s stockholders. The HRCC continues to believe that, based on its view that Mr. Robinson continues to be of critical importance to the Company and its future growth prospects, as well as the importance of the continued motivation of Mr. Robinson and the fact that no change in control of the Company would result from the use of Class A Stock for this purpose because Mr. Robinson is already the Company’s controlling stockholder through his ownership of outstanding Class A Stock, it is appropriate and in the best interests of the Company and its stockholders to provide long-term incentive opportunities to Mr. Robinson in the form of Class A Stock, recognizing that such opportunities will only be realized if the Company performs successfully in the future. As discussed in the HRCC report and Proposal 2 above, the HRCC has adopted a long-term incentive compensation program for Mr. Robinson involving the grant, subject to annual review, over a five year period of an aggregate of 1,499,000 Class A Options under the Class A Plan, of which 666,000 Class A Options have been granted to date.

     The purpose of the proposed increase is to enable the Company to implement the balance of the proposed long-term incentive compensation program for Mr. Robinson as described under Proposal 2 above, since 833,000 shares of Class A Stock would be required to be available for issuance for such purpose, but only 84,000 shares of Class A Stock currently remain available for issuance under the Class A Plan.

     The Class A Plan provides for the grant of options to purchase shares of Class A Stock. The Class A Stock is convertible into Common Stock on a share-for-share basis, as provided in the Company’s Certificate. The Stock Grant Committee of the Board, which is comprised of two or more non-employee directors, each of whom is, to the extent required by Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, a non-employee director as defined in Rule 16b-3 and an outside director under Section 162(m), determines the number of shares of Class A Stock subject to each such option, as well as the term (which may not exceed 10 years), the exercise price, the vesting schedule and the other material terms of each Class A Option. The exercise price per share of Class A Stock subject to any option may not be less than 100% of the fair market value of the Class A Stock on the date the option is granted. Fair market value is to be determined in good faith by the Stock Grant Committee based on all facts and circumstances, including by reference to the sales price of the Common Stock underlying the Class A Stock as reported by NASDAQ or other quotation system or exchange on which the Common Stock may be traded.

     Only Mr. Robinson, the Company’s Chief Executive Officer as of the effective date of the Class A Plan, is eligible to be granted Class A Options. Awards under the Class A Plan may not be made on or after July 28, 2014, the tenth anniversary of the date the Class A Plan was adopted by the HRCC, but awards granted prior to such date may extend beyond that date.

     Class A Options are exercisable at such time or times and subject to such terms and conditions as determined by the HRCC, which administers the Class A Plan, and the Stock Grant Committee, which makes the actual award of the grant of Class A Options. Class A Options may be exercised either (1) by payment in full of the purchase price in cash, or (2) on such other terms and conditions as may be acceptable to the HRCC, including payment in full or part by surrender of then-owned shares of Common Stock or Class A Stock.

     The Class A Plan authorizes the HRCC, if deemed appropriate in its discretion, to permit “reloads” of Class A Options exercised, whereby an equivalent number of stock options would be granted upon exercise of an option as the number of shares, if any, used to pay for the exercise price of such options or to pay withholding taxes. Unless otherwise determined by the HRCC, any such reload options would have an exercise price equal to the fair market value of the Class A Stock on the date of the “reload” and a term equal to the remaining term of the options exercised.

     In the event of Mr. Robinson’s termination of employment in any of the circumstances described below, outstanding options granted under the Class A Plan will generally be treated as follows:

(a)
In the event of Mr. Robinson’s death or disability, all outstanding options will become immediately exercisable and Mr. Robinson or his estate will have one year (or, if shorter, until the end of the option term) to exercise such options;

(b)	In the event of Mr. Robinson’s retirement, he will have three years (or, if shorter, until the end of the option term) to exercise options that are exercisable at the time of retirement;

(c)
In the event of Mr. Robinson’s involuntary termination without cause, he may exercise all options exercisable at the time of termination within 90 days from the date of termination (or, if shorter, until the end of the option term); or

(d)	In the event of Mr. Robinson’s termination for cause, or voluntary termination without cause, all options will terminate immediately with such termination of employment.

     The HRCC may, in its discretion, extend or accelerate the exercisability of an award granted under the Class A Plan, accelerate the vesting of, or eliminate or make less restrictive any restrictions contained in, any grant, waive any restriction or other provision of the Class A Plan or of any award or otherwise amend or modify any award in any manner that is not adverse to Mr. Robinson or that is consented to by Mr. Robinson, and that is not a “material amendment” to the plan or award requiring stockholder approval under applicable NASDAQ regulations.

     The HRCC may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the Class A Plan to reflect any change in the Company’s capital structure or business by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar event.

     The Class A Plan provides that it may be amended, in whole or in part, suspended or terminated by the Board or the HRCC, except that no such amendment, suspension or termination may change the classification of employees eligible to receive awards or effect an amendment that requires stockholder approval under applicable NASDAQ regulations unless such amendment receives stockholder approval, and no such amendment, suspension or termination may increase the aggregate number of shares of Class A Stock reserved for awards or the maximum individual share limits, decrease the minimum exercise price of any option, extend the maximum option period or otherwise effect an amendment that would require stockholder approval under Section 162(m) of the Code, unless such amendment receives stockholder approval to the extent required by Section 162(m) of the Code or Rule 16b-3 under the Exchange Act. The Plan Amendment requires the approval of the Class A Stockholders because it would increase the aggregate number of shares of Class A Stock reserved for awards under the Class A Plan.

     Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the HRCC may determine at the time of grant or thereafter that a Class A Option that is otherwise nontransferable will be transferable in whole or in part to family members (as defined in the Class A Plan) and may specify the circumstances and conditions upon which such option may be transferred.

     The Class A Options to be granted under the Class A Plan are non-qualified stock options for federal income tax purposes. In general, Mr. Robinson will recognize no taxable income at the time of grant. Upon exercise, Mr. Robinson will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares of Class A Stock on the date of exercise. He will recognize as capital gain or loss any profit or loss realized on the subsequent sale or exchange of any shares disposed of or sold. The Company will be entitled to deduct from any taxes it owes in the year of exercise an amount equal to the difference between the exercise price and the fair market value of the shares of Class A Stock on the exercise date.

     In each of September 2004 and September 2005, the Stock Grant Committee, on the recommendation of the HRCC, granted Mr. Robinson options to purchase 333,000 shares of Class A Stock at an exercise price of $29.49 per share and $36.41 per share, respectively, with such exercise price, in each case, being determined by reference to the trading price of the Common Stock on the respective grant dates. Thus, as of the date of this proxy statement, Class A Options covering 666,000 shares of Class A Stock have been granted to Mr. Robinson under the Class A Plan. Additional benefits that may accrue to Mr. Robinson under the Class A Plan in the future cannot be predicted because option grants thereunder are dependent upon future decisions to be made by the Stock Grant Committee in its sole discretion and will be based on future events that cannot be ascertained at this time. However, if the proposed long-term program for Mr. Robinson is fully implemented, Mr. Robinson would receive options to purchase an additional 833,000 shares of Class A Stock over a three year period at exercise prices based on 100% of the fair market value of the Class A Stock on the respective grant dates.

     Under the terms of the Class A Plan, 750,000 shares of Class A Stock were originally reserved for issuance, of which 84,000 shares remain available. The proposed Plan Amendment provides for an additional 749,000 shares of Class A Stock to be available for issuance under the Class A Plan, and therefore the total number of shares of Class A Stock that will be available for issuance under the Class A Plan if the Plan Amendment is approved will be 1,499,000.

     There is no trading market for the Class A Stock. On the Record Date, the closing price of a share of Common Stock, which underlies the Class A Stock, as reported by NASDAQ was $28.09.

Recommendation

     The Board recommends that holders of the Class A Stock vote FOR the approval of the Plan Amendment. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares of Class A Stock present and entitled to vote on this item at the Annual Meeting is required to approve the Plan Amendment.

Equity Compensation Plan Information

     The following table presents information regarding the Company’s equity compensation plans at May 31, 2006:

Number of securities
remaining available for
	Number of securities to	Weighted average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation plans
approved by security holders
Common Stock	6,219,108	$29.95	1,314,547 (1)
Class A Stock	666,000	$32.95	84,000

Equity Compensation plans not
approved by security holders
Common Stock	—	—	—
Class A Stock	—	—	—

Total	6,885,108	$30.24	1,398,547

(1)
Includes 274,186 shares of Common Stock under the ESPP; 272,398 shares of Common Stock under the MSPP; and 767,963 shares of Common Stock under the 2001 Plan, which may be issued pursuant to the exercise of stock options or as restricted stock or other stock- based awards.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to be the independent auditors of the Company for the fiscal year ending May 31, 2007. A representative of E&Y will be present at the Annual Meeting and will be afforded the opportunity to make a statement. Such representative will also be available to respond to appropriate questions.

     The aggregate fees billed by E&Y for professional services to the Company were $4,185,227 for fiscal 2006 and $3,601,463 for fiscal 2005. The total fees for services provided by E&Y to the Company during the fiscal years ended May 31, 2006 and May 31, 2005 are summarized in the table below:

	Fiscal 2006	Fiscal 2005
	$	$

Audit Fees	$3,781,495	$3,346,186
Audit-Related Fees	$116,793	$95,062
Tax Fees	$286,939	$160,215
All Other Fees	$—	$—

TOTAL FEES PAID	$4,185,227	$3,601,463

     Audit Fees include the financial statement audit, as well as the audit of the assertion by management of the effectiveness of the Company’s internal controls required by the Sarbanes-Oxley Act of 20002. Audit-Related Fees include fees for services such as benefit plan audits, accounting consultations and work related to business acquisitions and SEC Registration Statements. Tax Fees are for the preparation of tax returns for certain international operations and consulting on tax planning opportunities and entity restructuring. In fiscal 2006 and fiscal 2005, in accordance with Section 10A(i) of the Exchange Act, the Audit Committee pre-approved all of the Audit-Related services and Tax services provided by E&Y. The Audit Committee’s non-audit services pre-approval policies require the receipt and analysis of a summary containing a description of the non-audit service to be provided prior to commencement of the engagement. The Committee then makes an evaluation as to whether the provision of the proposed non-audit service by E&Y will affect its independence and also considers the percentage of non-audit fees related to the total audit fees. If a non-audit service is required before the Audit Committee’s next scheduled meeting, the Committee has delegated to its chair, Mr. Oliver, the authority to approve such service on its behalf, provided that such action is reported to the Committee at its next meeting.

AUDIT COMMITTEE’S REPORT

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended May 31, 2006 with the Company’s management. The Committee has discussed with E&Y, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

     The Committee has also received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Committee has discussed the independence of E&Y with that firm.

     Based on the Committee’s review and discussions noted above, the Committee unanimously recommended to the Board (and the Board has approved) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006 for filing with the SEC.

Audit Committee

Augustus K. Oliver, Chairperson
John L. Davies
Charles T. Harris III

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

     Stockholders who intend to present proposals for inclusion in the proxy materials regarding the Company’s annual meeting of stockholders to be held in 2007 (the “2007 Annual Meeting”) must ensure that such proposals are received by the Secretary of the Company not later than April 23, 2007 and that such proposals meet the other requirements contained in SEC Rule 14a-8. In order for a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of SEC Rule 14a-4(c) for consideration at the 2007 Annual Meeting, but not included in the Company’s proxy materials, such proposal must be received no later than July 7, 2007.

OTHER MATTERS

     The Board is not aware of any other matters to come before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

By Order of the Board of Directors

Paul Marcotrigiano
Secretary

Appendix A

CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF SCHOLASTIC CORPORATION

I. Statement of Policy

The Audit Committee’s primary objective is to provide assistance to the Board of Directors of Scholastic Corporation (the “Company”) in fulfilling its oversight responsibilities with respect to (a) the quality and integrity of the financial statements and other financial information provided to the stockholders of the Company, the financial and investment communities and the public, (b) the Company’s compliance with legal and regulatory requirements with regard to the Company’s financial statements (c) the independent auditors’ qualifications and independence, and (d) the performance of the Company’s internal audit function.

II. Organization

The Audit Committee shall be comprised of no fewer than three (3) directors. Each member of the Audit Committee shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934 (“the Act”) and the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”) and any other applicable regulatory requirements. The Audit Committee shall contain at least one member who is a “financial expert” as such is defined in the Act. The members of the Audit Committee shall be appointed by the Board. The Audit Committee may form and delegate authority to subcommittees when appropriate.

III. Meetings

The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communication, the Audit Committee shall meet with management, the chief internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV. Authority and Responsibilities

A primary responsibility of the Audit Committee is to oversee the Company’s corporate accounting and financial reporting practices and report its activities to the Company’s Board of Directors. In carrying out its responsibilities, the Audit Committee and its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

The Audit Committee shall perform the following functions:

With respect to the Independent Auditors
  Be directly responsible for the appointment, compensation and oversight of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit of the financial statements of the Company and its divisions and subsidiaries for each fiscal year.

  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, the staffing for such audit and the proposed compensation and, for each fiscal year, to review the results of such audit, including any comments or recommendations of the independent auditors arising therefrom.

Appendix A
  Review the nature and scope of other professional services provided to the Company by the independent auditors and consider their relationship to the auditors’ objectivity and independence. The Audit Committee shall be satisfied as to the independence of the independent auditors and ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1.

  At least annually, obtain and review an annual report from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

  Review all reports required to be submitted by the independent auditors to the Audit Committee pursuant to the Act, including (a) a report of all critical accounting policies and practices to be used; (b) a report of all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) a report regarding all other material written communications between the independent auditors and management, such as the management letter or schedule of unadjusted differences.

With respect to the Annual Financial Statements:

  Review and discuss with management, the internal audit group and the independent auditors the Company’s financial statements to be included in the Annual Report to Stockholders including the content and the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

  Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

  Recommend to the Board that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission (the "SEC").

  Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

  Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements of the Company or related compliance policies.
With respect to quarterly financial statements:
  Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

Appendix A

Annual reviews:

  Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company’s financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.
Periodic reviews:
  Periodically review separately with each of management, the independent auditors and the internal audit group (a) any significant disagreement between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and (c) management’s response to each.

  Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting, (b) the completeness and accuracy of the Company’s financial statements, and (c) the degree of aggressiveness and conservatism.

  Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the internal audit group. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

  Review and discuss with management and the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.
Discussions with management:
  Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information.

  Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

  Review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

With respect to the internal audit and reporting functions and internal controls:

  Based upon discussions with the independent auditors, review the internal audit function of the Company, including the independence and line of authority for its reporting obligations, the scope and the plan of the proposed audit for the succeeding fiscal year, the coordination of such plans with the independent auditors and appropriate staffing levels.

  In consultation with the independent auditors and the internal audit group, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws

Appendix A

  and regulations, and discuss the responsibilities, budget and staffing needs of the internal audit group.

  Inquire of financial management, the internal auditor and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

  Receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

  Review the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and the independent auditors’ attestation, and report, on the assessment made by management.

  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  Ensure that there are no unjustified restrictions or limitations on the scope of the internal audit function, and review and consider management’s appointment, termination or replacement of the Vice President of Internal Audit and make recommendations thereon.

  Review on an annual basis the performance of the internal audit group.

  Review appropriate staffing levels for the accounting, financial and internal audit functions and succession planning related thereto.
Other:
  Submit the minutes of all meetings of the Audit Committee to, or report on the matters discussed at each committee meeting with, the Board of Directors.

  Obtain the full Board of Directors’ approval of this Charter and review and reassess this Charter as conditions dictate (at least once per fiscal year).

  Review and approve all related-party transactions, as defined by SEC regulation S-K, Item 404(a).

  Review and approve (a) any change or waiver in the Company’s code of ethics for senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

  Establish a policy addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

  Establish and maintain a confidential procedure, including but not limited to, access from the Company website whereby the Company and/or Company employees can contact the members directly in order to express any anonymous concerns about auditing or accounting matters.

  Review its own performance annually.

  Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Appendix A

V. Resources:

  Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain independent accounting and other consultants and/or outside counsel to advise the Audit Committee.

  The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

Appendix B

PROPOSED AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SCHOLASTIC CORPORATION

          RESOLVED, that the Amended and Restated Certificate of Incorporation of this Corporation be amended by changing the first sentence of Article FOURTH to read as follows:

“The total number of shares which may be issued by the Corporation is Seventy-six Million (76,000,000) shares, of which Seventy Million (70,000,000) shares shall be Common Stock having a par value of one cent ($.01) per share; Four Million (4,000,000) shares shall be Class A Stock having a par value of one cent ($.01) per share; and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one dollar ($1.00) per share.”

B-1

Appendix C

AMENDMENT NO. 2
(dated July 18, 2006)

TO
SCHOLASTIC CORPORATION 2004 CLASS A STOCK INCENTIVE PLAN

          Section 4.1 of the Scholastic Corporation 2004 Class A Stock Incentive Plan, as amended (the “Plan”) is further amended by substituting: “1,499,000” for “750,000” where it appears therein.

          Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof.

          The foregoing amendment was duly approved by resolution of the Human Resources and Compensation Committee of the Board of Directors of Scholastic Corporation at its meeting held on July 18, 2006.

C-1

In the absence of specific directions noted below, it is understood that the undersigned’s shares of Common Stock will be voted FOR PROPOSAL 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHOLD
1.	Proposal to elect 01 John L. Davies and 02 John G. McDonald as directors:	☐	☐

If you wish to vote for the election of directors and withhold authority to vote for any of the individual nominees, enter the name(s) of such nominee(s) below.

2.	In their discretion the proxies will vote upon such other matters as may be properly come before the meeting and as may properly be voted upon by the holders of Common Stock.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

  FOLD AND DETACH HERE  

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/schl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

SCHOLASTIC CORPORATION

Proxy for Annual Meeting of Stockholders, September 20, 2006

Please Complete and Return
(The Solicitation of This Proxy is Made of Behalf of the Board of Directors)

     The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or either of them, each with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 557 Broadway, New York, New York, on Wednesday, September 20, 2006 at 9:00 A.M. local time, and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present.

     If all or a portion of the shares you are voting are a result of your being a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan, then you may instruct the plan Trustee how to vote all full and fractional shares attributable to your account invested in the Scholastic Corporation Stock Fund on July 26, 2006 by completing the reverse side of this card and returning it by September 15, 2006.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY TODAY (Continued and to be marked,dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

SCHOLASTIC CORPORATION

Proxy for Annual Meeting of Stockholders, September 20, 2006

(The Solicitation of This Proxy is Made of Behalf of the Board of Directors)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or either of them, each with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 557 Broadway, New York, New York, on Wednesday, September 20, 2006, at 9:00 A.M. local time, and at any adjournment thereof, and to vote the shares of Class A Stock the undersigned would be entitled to vote if personally present.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY TODAY

SCHOLASTIC CORPORATION
CLASS A STOCK PROXY

Annual Meeting of Stockholders, September 20, 2006

In the absence of specific directions noted below, it is understood that the undersigned’s shares of Class A Stock will be voted FOR THE ELECTION OF DIRECTORS and FOR EACH OF PROPOSALS 2 and 3.

The undersigned hereby votes the above number of shares of Class A Stock of Scholastic Corporation as follows:

1.	Upon the election of: Richard Robinson, Rebeca M. Barrera, Ramon C. Cortines, Andrew S. Hedden, Mae C. Jemison, Peter M. Mayer, Augustus K. Oliver and Richard M. Spaulding.

	FOR:	WITHHOLD

2.	Approval of an amendment to the Scholastic Corporation Amended and Restated Certificate of Incorporation of the Company.

	FOR:	WITHHOLD

3.	Approval of an Amendment to the Scholastic Corporation 2004 Class A Stock Incentive Plan.

	FOR:	WITHHOLD

4.	In their discretion, the proxies will vote upon such other matters as may properly come before the meeting and as may properly be voted upon by the holders of Class A Stock.

Signature(s):	Date:

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark your vote as indicated in this example X

Stockholder Name (please print)

1